UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 14, 2004

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1801 Douglas Drive Sanford, North Carolina	27330-1410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 14, 2004, The Pantry, Inc. announced that it has priced its public offering of 5,000,000 shares of its common stock at $22.96 per share (the Offering), of which 1,500,000 shares are being offered by Merrill Lynch International (MLI) pursuant to a Forward Sale Agreement (described below) and 3,500,000 shares are being offered by investment funds affiliated with Freeman Spogli & Co., which also have granted an option to the underwriters to purchase up to an additional 750,000 shares to cover over-allotments, if any.

Some of the underwriters and their affiliates for the Offering have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company. They have received customary fees and commissions for these transactions.

Purchase Agreement

In connection with the Offering, the Company entered into a Purchase Agreement with MLI, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of the underwriters listed on Schedule A thereto and each of the selling shareholders listed on Schedule B-2 thereto. Pursuant to the Forward Sale Agreement described below, MLI will borrow 1,500,000 shares of the Company’s common stock from stock lenders and, at the Company’s request, sell those borrowed shares to the underwriters at a price of $21.8694 per share pursuant to the Purchase Agreement. The underwriters are offering the borrowed shares to the public at a price of $22.96 per share.

The Company and the selling stockholders made customary representations and warranties in the Purchase Agreement and further agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. In addition, the Company, its executive officers and directors and the selling stockholders have agreed not to sell or transfer, with exceptions, any common stock for 90 days after October 13, 2004 (subject to extension under certain circumstances) without first obtaining the written consent of Merrill Lynch & Co. The closing of the transaction is subject to customary closing conditions, and delivery of and payment for the shares of common stock pursuant to the Purchase Agreement is expected to occur on or about October 19, 2004.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Forward Sale Agreement

In connection with the Offering, the Company entered into a Confirmation of Forward Stock Sale Transaction (the Forward Sale Agreement) with MLI, as forward purchaser, under which, at the Company’s request, MLI will borrow 1,500,000 shares of the Company’s common stock from stock lenders and sell the borrowed shares at a price of $21.8694 per share to the underwriters pursuant to the Purchase Agreement.

The Company may elect to settle the Forward Sale Agreement by means of a physical stock, cash or net stock settlement. The Forward Sale Agreement will settle no later than twelve months following the date that it is effective (the Maturity Date). At any time during that period (up to a maximum of four settlement dates in total), the Company will have the option to settle the Forward Sale Agreement in whole or in part. The Company may physically settle the Forward Sale Agreement by delivering all or a portion of the shares to MLI for cash proceeds approximately equal to the product of the applicable number of shares and the Company’s share price as of the date of the forward sale, plus an imputed interest rate of the Federal Funds Rate minus one percent (1%). The actual proceeds to be received by the Company will vary depending upon the settlement date, the portion of the shares designated by the Company for settlement on that settlement date and the method of settlement. If the Company elects to physically settle all of the 1,500,000 shares subject to the Forward Sale Agreement with stock, based on an initial forward price of $21.8694, which is the public offering price less the underwriting discount, it will receive aggregate proceeds of approximately $32.8 million. The forward sale agreement provides that the initial forward sale price will be subject to increase based on a floating interest factor equal to the Federal Funds Rate, less a spread of one percent (1%). However, because the spread may be greater than the Federal Funds Rate for at least part of the term of the forward sale agreement, the actual forward sale price received at settlement may be less than the initial forward sale price. The Company is not required to deliver more than 1,500,000 shares under the Forward Sale Agreement.

If the Company elects cash or net stock settlement, MLI or one of its affiliates will purchase shares of the Company’s common stock in secondary market transactions over a period of time for delivery to MLI’s stock lenders in order to unwind its hedge. In connection with a cash or net stock settlement election by the Company, if the price paid by MLI or its affiliates in secondary market transactions to unwind its hedge exceeds the price that MLI would have been obligated to pay the Company had the Company instead elected a physical stock settlement under the Forward Sale Agreement with respect to such shares, then the Company would pay MLI an amount in cash equal to such difference in the case of a cash settlement or would deliver a number of shares of the Company’s common stock having a market value equal to such difference in the case of a net stock settlement. On the other hand, if MLI or one of its affiliates is able to unwind its hedge by purchasing shares in secondary market transactions for an amount less than the price that MLI would have been obligated to pay the Company in connection with a physical stock settlement, MLI would pay the Company such difference in cash in the case of a cash settlement or in shares of the Company’s common stock having a market value equal to such difference in the case of a net stock settlement.

Prior to settlement under the Forward Sale Agreement, MLI will utilize the aggregate net proceeds from the sale of the borrowed shares as cash collateral for the borrowing of shares described above. The Company will not initially receive any proceeds from the sale of the borrowed shares until settlement of all or a portion of the Forward Sale Agreement.

Under limited circumstances related to the Company’s default or certain other extraordinary or otherwise unanticipated events, MLI also will have the ability to require the Company to settle the Forward Sale Agreement prior to the Maturity Date.

The Company has agreed to indemnify MLI against certain liabilities in connection with the forward sale transaction, including liabilities under applicable securities laws. Merrill Lynch & Co., Inc. is guaranteeing the obligations of MLI under the Forward Sale Agreement.

The foregoing description of the Forward Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description of Document
10.1	Purchase Agreement dated October 13, 2004 among the The Pantry, Inc., Merrill Lynch International, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of the other persons listed on Schedules A and B-2 thereto

10.2	Confirmation of Forward Stock Sale Transaction dated October 13, 2004 between The Pantry, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly
Vice President, Chief Financial Officer and Secretary
(Authorized Officer and Principal Financial Officer)

Date: October 14, 2004

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1	Purchase Agreement dated October 13, 2004 among the The Pantry, Inc., Merrill Lynch International, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of the other persons listed on Schedules A and B-2 thereto

10.2	Confirmation of Forward Stock Sale Transaction dated October 13, 2004 between The Pantry, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated

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